Exhibit 23.6
September 27, 2010
TAL Education Group
18/F, Hesheng Building
32 Zhongguancun Avenue, Haidian District
Beijing 100080
The People’s Republic of China
Ladies and Gentlemen:
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of TAL Education Group (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Jane Jie Sun
Name:	Jane Jie Sun